UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 9, 2010

VALIANT HEALTH CARE, INC.

(Exact name of registrant as specified in its charter)

Florida	000-53496	26-0655541
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3111 N. University Drive, Suite 625, Coral Springs, Florida	33065
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(954) 755-5564

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On November 12, 2010, Valiant entered into a definitive Stock Purchase Agreement (the “Agreement”) with Atlantic Medical Supply, Inc, a Florida corporation and its two shareholders, Luis E. Mejer, Jr. and Wilfredo E. Martinez.  Under the terms of the Agreement, Valiant will be purchasing all of the outstanding stock of Atlantic Medical, which when completed would then become a wholly-owned subsidiary of Valiant.  The purchase is structured to take place in two stages.  The first stage was consummated on November 12, 2010 and under the terms provided that Valiant would purchase 49% of Atlantic Medical’s outstanding stock (the “Atlantic Medical Stock”) in exchange for 1,500,000 shares of the Class A common stock of Valiant (the “Valiant Shares”).

Within 180 days of the date of the Agreement, Valiant has the option to acquire the remaining 51% of the outstanding stock of Atlantic Medical in exchange for $1.5 million and options to purchase 250,000 shares of Valiant’s Class A common stock at an exercise price of $0.52 per share and a two-year term.  During this 180-day period, the parties have agreed that they shall not under any circumstances sell, assign, or otherwise transfer or use as collateral or any loan or other form of indebtedness either the Atlantic Medical Stock or the Valiant Shares.  In the event that Valiant is unable to pay the consideration for the remaining 51% of  the outstanding stock of Atlantic Medical, then the Agreement will be terminated and Valiant shall return the Atlantic Medical Stock, pay under certain circumstances a fee of $30,000 and the shareholders of Atlantic Medical will be obligated to return 92.5% of the Valiant Shares.

The preceding description of the Agreement does not purport to be complete and is qualified in its entirety by reference to complete terms and conditions contained in the copy of the Agreement that is filed herewith as Exhibit 2.1 and incorporated herein by this reference.

Valiant is filing this amendment to the Initial Form 8-K to include the financial information required by Item 9.01.

Item 2.04 – Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As part of the Asset Purchase Agreement in July 2010 under which control of Valiant was transferred, Valiant had entered into promissory notes with Thomas L. DiStefano III in the aggregate principal amount of $79,000 and Wendy Smith in the principal amount of $6,000.  Valiant immediately repaid $5,000 to Mr. DiStefano under one of the notes.  Further information on the terms of these notes is included in Valiant’s Current Report on Form 8-K filed on July 19, 2010.

Valiant has decided to withhold payment on these promissory notes which were due in October 2010 due to claims raised by an investor/debtor/shareholder of Willing Holding, Inc. as to the validity of the debt resulting in the issuance of the promissory notes and asserting that there was an agreement between this individual and the holders of the notes to convert the promissory notes to debt.

Valiant is diligently exercising its fiduciary responsibilities and reviewing the issues/claims. The claims raised were not directed at or due to any actions of the current operating entity, Valiant, or its current officers/management team. The claims precede the transaction.

Based on the results of its review, Valiant will take the actions it believes to be appropriate, which may include, payment of notes.

Item 3.02 – Unregistered Sales of Equity Securities.

As stated above in Item 1.01, the purchase price for initial Atlantic Medical Stock consisted of 1,500,000 shares of the Class A common stock of Valiant.  Valiant relied upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02 – Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of November 9, 2010, Thomas L. DiStefano III submitted his resignation as a member of the Board.

Item 9.01 – Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

The following financial statements of Atlantic Medical Supply, Inc. are filed in this Current Report on Form 8-K/A as Exhibit 99.1

Report of Independent Registered Public Accounting Firm.

Balance Sheets at December 31, 2010 and 2009.

Statements of Income for the Years Ended December 31, 2010 and 2009.

Statements of Change in Stockholder’s Deficit as of December 31, 2010 and 2009.

Statements of Cash Flows for the Years Ended December 31, 2010 and 2009

Notes to Financial Statements

(b)	Pro forma financial information.

The financial information listed below and filed as part of this report summarizes, on a pro forma basis, the unaudited consolidated results of operations of Valiant and Atlantic Medical Supply, Inc., as though the acquisition occurred as of the beginning of the periods presented. The pro forma adjustments are based upon available information and assumptions that management believes reasonably reflect the transaction. Valiant presents the pro forma results of operations for informational purposes only. The pro forma results of operations are not necessarily indicative of what Valiant’s results of operations would have been had Valiant completed the acquisition as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the consolidated company.

Pro Forma Consolidated Balance Sheet as of December 31, 2010.

Pro Forma Consolidated Statement of Income for the Year Ended December 31, 2010.

(c)	Exhibits. The following exhibits are filed with this Report:

2.1 – Stock Purchase Agreement, dated November 12, 2010, by and between Valiant Health Care, Inc., Atlantic Medical Supply, Inc. and Luis E. Mejer, Jr. and Wilfredo E. Martinez. (previously filed with the original filing of this Current Report on Form 8-K)

99.1 – Financial Statements listed in Item 9.01 (a) and (b)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K/A to be signed on its behalf by the undersigned hereunto duly authorized.

VALIANT HEALTH CARE, INC.

By:	/s/ Steven Turner
Name: Steven Turner
Title: President
Dated: April 18, 2011